PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 - Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact: Release Number: 04-15

Jeff Szorik

Shurgard Storage Centers, Inc.

(206) 652-3857

Media Contact

Alan Oshiki

Broadgate Consultants, Inc.

(212) 232-2354

(917) 859-7739

FOR IMMEDIATE RELEASE

SHURGARD REPORTS FIRST QUARTER RESULTS:

SEATTLE, WASHINGTON, July 12, 2004 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self storage real estate investment trust (REIT) in the United States and Europe, filed today its quarterly reports on Form 10-Q/A and Form 10-Q for the third quarter 2003 and first quarter 2004, respectively and reported operating results for those periods.

According to Charles K. Barbo, Shurgard's Chairman and Chief Executive Officer, "There are two noteworthy topics regarding Shurgard's first quarter of 2004. First, our financial presentation is more comprehensive than previously reported reflecting the consolidation of virtually our entire portfolio. Notable implications of this consolidation are that reported net income is significantly lower for the first quarter 2004 and the balance sheet reflects a significant increase in assets and liabilities."

"Second, our Same Store net operating income growth in both the US and Europe were the highlight of our first quarter results. Same Store net operating income grew nearly five percent in the US during the first quarter 2004 compared with the first quarter 2003 due to occupancy gains, modest rate improvement, and good expense control. In Europe, Same Store net operating income for the quarter grew at nearly thirty-four percent because of occupancy gains, expense control, and improved operating efficiencies."

First Quarter and Year to Date Financial Results

Domestic Same Store NOI after leasehold and indirect expenses increased 4.8% in the first quarter 2004 compared to the first quarter 2003. Same Store storage center operations revenue for the first quarter 2004 increased 3.7% over the first quarter 2003. For the first quarter 2004 compared with the first quarter 2003, Same Store direct operating and real estate tax expense increased 2.5% and Same Store indirect operating expenses decreased 2.5%. Same Store average collected rental rates increased 1.1%, from $11.22 per square foot in the first quarter 2003 to $11.34 per square foot in the first quarter 2004. Average Same Store occupancy for the first quarter 2004 increased two percentage points to 83% from 81% during the first quarter 2003. As previously disclosed, amounts shown for 2003 throughout this press release are as restated in the Company's Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on May 17, 2004 and the Company's Form 10-Q for the quarter ended March 31, 2004 filed with the SEC today.

European Same Store NOI after leasehold and indirect expenses increased 33.7% in the first quarter 2004 compared to the first quarter 2003. Same Store storage center operations revenue for the first quarter 2004 increased 10.4% over the first quarter 2003. For the first quarter 2004 compared with the first quarter 2003, Same Store direct operating and real estate tax expense increased 1.8% and Same Store indirect operating expenses decreased 16.0%. Same Store average collected rental rates were essentially unchanged from $21.25 per square foot in the first quarter 2003 compared to $21.21 per square foot in the first quarter 2004. Average Same Store occupancy for the first quarter 2004 increased seven percentage points to 72.9% from 65.9% during the first quarter 2003.

Net income during the first quarter 2004 was $748,000, compared with $13.3 million recorded in the first quarter 2003. This reduction in net income is primarily attributable to the Company's additional investment in Shurgard Europe in 2003. Through a series of transactions the Company increased its total direct and indirect ownership interest in Shurgard Europe from 7.57% in the first quarter 2003 to 85.47% as of the first quarter 2004. The Company also incurred added expense during the first quarter of 2004 as it completed its exit from the containerized storage business.

The table below highlights these and other key operating differences between the first quarter of 2003 and the first quarter of 2004.

(In thousands except per share data)	Three months ended March 31, 2004	
	Change in Income	Diluted earnings per share
Impact of :		
Increase in ownership of Shurgard Europe (net of minority interest)	$ (2,173)	$ (0.07)
Increase in unrealized foreign exchange loss on intercompany bonds	(2,055)	(0.06)
Additional depreciation on basis difference of Shurgard Europe's assets	(1,549)	(0.03)
Cumulative effect of change in accounting principle	(2,339)	(0.05)
Increase in domestic operating income before General, administrative and other	2,966	0.08
Exit costs of containerized storage operations (STG)	(2,276)	(0.06)
Increase in stock compensation expense	(792)	(0.02)
Increase in domestic General, administrative other than STG exit costs and stock compensation expense	(1,805)	(0.05)
Increase in interest on loans	(2,499)	(0.07)
Increase in amortization of participation rights discount	(721)	(0.02)
Other, net	737	0.02
Decrease in Net income	$ (12,506)	$ (0.33)

Basic earnings per share decreased from $0.29 per share in the first quarter 2003 to a net loss of $0.05 per share for the first quarter 2004. Diluted earnings per share decreased from $0.28 per share in the first quarter 2003 to a net loss of $0.05 per share for the first quarter 2004.

Funds from operations attributable to common shareholders ("FFO") for the first quarter 2004 was approximately $18.0 million compared with FFO of $23.4 million for the first quarter of 2003, a decrease of 23.1%. Diluted FFO per share decreased during the first quarter 2004, from $0.65 to $0.39 per share, compared with the corresponding period a year earlier. The decrease was a result of the items discussed under the changes to Net Income above, the issuance of new shares of common stock to fund a portion of the investments we made during 2003, and a $2 million unrealized foreign exchange loss.

Dave Grant, the Company's President, Chief Operating Officer, and Interim Chief Financial Officer, stated, "We are encouraged by the first quarter results we are seeing from our Same Store portfolio in the US and Europe. Occupancy growth has been solid and we expect this to translate into higher rates later this year. More importantly, we currently have more than 100 stores in the US and Europe that we consider to be in various stages of lease-up. We expect a greater contribution to net income and FFO from these stores in the future. Our near term development plans call for significantly less investment capital than has been invested in these stores. Consequently, we are expecting quarter over quarter net income and FFO growth beginning in the third quarter 2004."

Foreign Exchange Translation

With the significant increase in the Company's interest in Shurgard Europe, and its consolidation beginning in 2004, foreign currency translation will have a greater impact on the quarterly reporting of our financial results. Foreign currency translation could cause volatility in the reported financial results of Shurgard Europe and otherwise limit the comparability of operating results in Europe to operating results in the United States. Specifically, generally accepted accounting principles ("GAAP") prescribe specific foreign currency translation standards. For example, in our case, non-monetary assets are translated according to historical cost. Monetary assets are translated at the Euro/Dollar exchange rate at the end of the applicable period. Revenue, expenses, and other components of the income statement and statement of cash flows are shown at the average of the Euro/Dollar exchange rate during the applicable period. During the first quarter 2004, the average exchange rate between the Euro and the U.S. Dollar was $1.25 per Euro. During the first quarter 2003, the average exchange rate was $1.07 per Euro. Revenues and total expenses for Shurgard Europe increased $7.8 million and $6.1 million, respectively, over the first quarter 2003. At constant rates, using the 2004 average exchange rate, the total increase in revenues and total expenses would be $5.4 million and $3.2 million, respectively during the same period.

Portfolio

As of March 31, 2004, Shurgard operated a global network of 616 operating properties containing approximately 39 million net rentable square feet. The total includes 469 owned, partially owned, or leased stores in operation in the United States, 25 US stores that are fee managed properties, and 122 owned or partially owned stores in Europe. Of the 591 owned or partially owned stores in the US and Europe, 102 stores are classified as New Stores. New Stores historically have reached stabilized occupancy and stabilized rate levels between their 25th to 36th month of operation after opening. During the past few years, New Stores have taken longer to reach stabilized occupancy and rate levels, however, stores opened in 2002 and 2003 are generally leasing up at a faster rate than stores opened in 2000 and 2001. During the first quarter 2004, the Company opened four new stores worldwide.

Shurgard opened four new storage centers in the United States during the first quarter 2004. The stores are located in California, Michigan, New Jersey, and South Carolina. The stores were developed by the Company or its affiliated joint ventures, had a total capitalized cost as of the end of the first quarter of $24.2 million, and contain 262,000 net rentable square feet. During the first quarter 2004, the Company had six stores under development in the United States. The estimated cost to complete the projects is $29.2 million when all phases of construction are complete. The Company did not acquire any stores in the first quarter 2004.

As of March 31, 2004, Shurgard Europe had eight stores under construction: one each in Denmark and the United Kingdom, and three each in France and Germany. Six of the stores are being developed by the First Shurgard joint venture and two by Shurgard Europe and are projected to cost $55.3 million when all phases of construction are completed.

The Netherlands, where we opened seven stores last year, has suffered a temporary over-supply with our new developments. We have responded by temporarily easing off the pace of our new development to allow the market to absorb the new space. In various markets we are taking advantage, as a developer, of the current economic weakness which has translated into lower real estate costs. For example, in Germany we are investing in new development sites at a rapid pace because of the soft real estate market.

Year 2004 Outlook

The Company expects funds from operations ("FFO") for the year 2004 to be within the range of $2.20 to $2.35 per share, representing an increase of approximately 2.8% to 9.8% compared with FFO of $2.14 per share in 2003. The Company projects that diluted earnings per share for the year 2004 will be within the range of $0.84 to $0.99 per share, of which approximately $0.25 will be attributable to a gain realized on the sale of four storage properties in the second quarter of 2004. The projected increase in diluted earnings per share represents an increase of approximately 35% to 59% compared with 2003. The Company's projections for FFO and EPS for 2004 assume the following significant assumptions (if we do not meet these assumptions Company results may differ): Domestic Same Store NOI growth in 2004 in the range of 3.4% to 5.4%, domestic development and redevelopment of approximately $95 million, Europe Same Store growth in the range of 7% to 9%, European new store development of approximately $172 million, an exchange rate of 1.2 Dollars to the Euro, 2004 G&A increase in the US of 19% and flat in Europe.

Quarterly Management Conference Call

The Company will discuss first quarter 2004 results and related issues during a conference call on Tuesday, July 13, 2004, at 10:00 a.m. Pacific Time. The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company's website at www.shurgard.com. The call also is available live on a listen-only basis by dialing 800-219-6110 (US & CN callers) and 303-262-2130 (International Callers). A taped replay of the conference call is available via the Internet address listed above until July 20, 2004, or via telephone until July 20, 2004 at 800-405-2236 (US & CN callers) 303-590-3000 (International callers) access code 11002798#.

* * *

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding the earnings guidance, projected development activity, including our projected revenues, expenses, FFO projections, and net income projections for 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that implementation of the business plan, including marketing and sales initiatives, will not be successful and that the Company's earnings, expenses or revenues may be affected by other factors, such as: the risk that changes in economic conditions in the markets in which we operate; the risk that competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy rates to drop, or may cause delays in lease up of newly developed properties; the risk that new developments could be delayed or reduced; the risk that the Company may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses; the risk that tax law changes may change the taxability of future income; the risk that increases in interest rates may increase the cost of refinancing long term debt; and the risk that the Company's alternatives for funding its business plan may be impaired by the economic uncertainty due to the impact of war or terrorism; and the risk that the Company's interest in Shurgard Europe may be adversely impacted if that entity is unable to complete formation and funding of its contemplated development joint ventures. We may also be affected by pending legislation or changes in regulations or interpretations regarding certain accounting standards applied to the Company's operations and certain existing financial and joint venture structures of the Company, pending changes in accounting treatment for unconsolidated investments, guarantees, stock options and development overhead costs may affect the accounting treatment or net income of certain of the Company's investments. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on May 17, 2004, and Form 10-Q for the quarter ending March 31, 2004 filed with the SEC on July 12, 2004.

The use of financial term "FFO" is not governed by generally accepted accounting principles. "Funds from operations" (FFO), according to the National Association of Real Estate Investment Trusts' (NAREIT) October 1999, as amended in April 2002, White Paper on Funds from Operations, is defined as net income, calculated in accordance with GAAP including non-recurring events, except for those defined as "extraordinary items" under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred stockholders. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe that because amortization of participation rights discount reflect our partners' increasing interests in unrecognized gains on depreciable operating properties (represented by the difference between the expected option price and our partners' contributions), it is theoretically consistent with the NAREIT White Paper to add it back to net income, and we have done so in previous filings. However, given the recent rule release by the Securities & Exchange Commission regarding the use of non-GAAP information, we have decided to adjust GAAP net income for only those items specifically outlined in the April 2002 NAREIT White Paper on Funds from Operations. As such our presentation of FFO has been adjusted to reflect those specific adjustments. The Company believes FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while the Company believes that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the NAREIT definition.

INDEX of TABLES TO FOLLOW:

    Consolidated Statements of Net Income for the three months ended March 31, 2004 and 2003
    FFO Reconciliation for First Quarter 2004 and 2003
    Consolidated Condensed Balance Sheet as of March 31, 2004 and 2003
    Earnings Per Share First Quarter Ended March 31, 2004 and 2003
    Domestic Same Store Results for three months ended March 31, 2004 and 2003
    Summary of Self Storage Properties
    European Same Store Results for three months ended March 31, 2004 and 2003
    Summary of European Properties
    European 2004 First Quarter Comparison
    Domestic Same Store Vintage Analysis
    European Development Performance Vintage Analysis for three months ended March 31, 2004 and 2003

**Table 1: SHURGARD STORAGE CENTERS, INC.**
**QUARTER-TO-DATE OPERATING RESULTS**
**Consolidated Condensed Statements of Net Income for three months ended March 31, 2004 and 2003 (unaudited)**
*(Amounts in thousands except per share data)*

| | For the three months ended | |
|---|---|---|
| | March 31, 2004 | March 31, 2003 |
| **Revenue** | | |
| Storage center operations | $ 98,640 | $ 68,651 |
| Other | 800 | 1,291 |
| Total revenue | 99,440 | 69,942 |
| **Expenses** | | |
| Operating | 41,626 | 22,686 |
| Depreciation and amortization | 20,254 | 13,687 |
| Real estate taxes | 9,125 | 6,987 |
| General, administrative and other | 9,220 | 2,606 |
| Total expenses | 80,225 | 45,966 |
| Income from storage center operations | 19,215 | 23,976 |
| **Other Income (Expense)** | | |
| Equity in losses of other real estate investments, net | 2 | (628) |
| Interest: | | |
| Interest on loans | (18,809) | (10,699) |
| Amortization of participation rights discount | (1,000) | (279) |
| Unrealized loss on financial instruments | (777) | (1,033) |
| Interest income and other, net | (1,436) | 1,775 |
| Other expense, net | (22,020) | (10,864) |
| Minority interest | 5,585 | (226) |
| Income from continuing operations before income taxes and cumulative effect of change in accounting principle | 2,780 | 12,886 |
| Income tax expense | (23) | - |
| Income from continuing operations | 2,757 | 12,886 |
| **Discontinued operations** | | |
| Income from discontinued operations | 330 | 368 |
| Income before cumulative effect of change in accounting principle | 3,087 | 13,254 |
| **Cumulative effect of change in accounting principle** | | |
| Cumulative effect of change in accounting principle | (2,339) | - |
| **Net income** | **748** | **13,254** |
| **Net Income Allocation** | | |
| Preferred stock dividends | (2,974) | (2,974) |
| Net (loss) income available to common shareholders | $ (2,226) | $ 10,280 |

Table 3: SHURGARD STORAGE CENTERS, INC.
BALANCE SHEET
Consolidated Condensed Balance Sheets
(Amounts in thousands except share data)

	March 31, 2004		December 31, 2003	
ASSETS:				
Storage centers:				
Land	$	603,928	$	376,832
Buildings and equipment, net		1,850,342		1,203,799
Construction in progress		73,751		38,867
Total storage centers		2,528,021		1,619,498
Investment in Shurgard Europe		-		319,267
Cash and cash equivalents		36,437		11,670
Restricted cash		1,530		1,585
Notes receivable from related parties		-		56,543
Goodwill		24,206		24,206
Other assets		79,978		34,322
Total assets	$	2,670,172	$	2,067,091
LIABILITIES & SHAREHOLDERS' EQUITY:				
Accounts payable and other liabilities	$	115,520	$	76,862
Line of credit		654,656		263,220
Notes payable		774,626		711,026
Participation rights liability, net of discount of $3,053		-		-
and $4,053, respectively		41,223		40,623
Total liabilities		1,586,025		1,091,731
Minority interest		159,824		20,940
Commitments and contingencies (Notes G, I, S and V)				
Shareholders' equity:				
Series C Cumulative Redeemable Preferred Stock; $0.001 par value: 2,000,000 shares authorized; 2,000,000 shares issued and outstanding; liquidation preference of $50,000,000		48,115		48,115
Series D Cumulative Redeemable Preferred Stock; $0.001 par value: 3,450,000 shares authorized; 3,450,000 shares issued and outstanding; liquidation preference of $86,250,000		83,068		83,068
Class A Common Stock, $0.001 par value; 120,000,000 authorized; 45,888,975 and 45,747,751 shares issued and outstanding, respec		46		46
Additional paid-in capital		1,105,670		1,100,949
Accumulated net income less distributions		(314,476)		(287,516)
Accumulated other comprehensive loss		1,900		9,758
Total shareholders' equity		924,323		954,420
Total liabilities and shareholders' equity	$	2,670,172	$	2,067,091

Table 11: SHURGARD STORAGE CENTERS, INC.
EUROPEAN DEVELOPMENT
European Development Performance Vintage Analysis for three months ended March 31, 2004 and 2003

	Number of properties	*(In millions)* Total Storage Center Cost (1)	Total Net Rentable sq. ft. when all phases complete	Average Occupancy 3/31/2004	Average Occupancy 3/31/2003	Average Annual Rent (per sq. ft) (2) (3) 3/31/2004	Average Annual Rent (per sq. ft) (2) (3) 3/31/2003
Opened in 2003							
Belgium	1	$ 2.8	45,000	36.0%	-	$ 13.22	$ -
Netherlands	7	38.9	351,000	17.1%	-	17.90	-
Germany	5	33.6	268,000	17.6%	-	10.86	-
France	7	42.4	371,000	14.3%	-	20.34	-
Sweden	2	11.6	94,000	24.9%	-	15.22	-
Denmark	1	7.7	51,000	32.8%	-	20.14	-
United Kingdom	3	33.4	149,000	17.6%	-	39.87	-
Total opened in 2003	26	$ 170.4	1,329,000	18.3%	-	$ 19.02	$ -
Opened in 2002							
Belgium	2	$ 6.8	101,000	45.0%	25.5%	$ 11.95	$ 12.41
Netherlands	7	39.6	368,000	45.0%	15.5%	18.38	18.80
France	7	41.6	375,000	51.0%	22.7%	19.82	20.42
Sweden	3	18.2	151,000	58.4%	28.7%	19.23	17.52
Denmark	2	14.0	106,000	48.6%	10.1%	21.42	14.15
United Kingdom	3	33.9	163,000	50.0%	12.6%	42.85	41.18
Total opened in 2002	24	$ 154.1	1,264,000	49.4%	19.2%	$ 21.93	$ 20.15
New Store Total	50	$ 324.5	2,593,000	33.4%	19.2%	$ 21.11	$ 20.15
Same store:							
Opened in 2001							
Belgium	1	$ 3.6	51,000	60.7%	47.7%	$ 15.23	$ 15.04
Netherlands	9	45.7	484,000	61.3%	47.6%	17.72	17.96
France	5	31.8	280,000	76.6%	54.5%	21.90	22.32
Sweden	6	31.1	315,000	65.0%	46.1%	17.88	17.72
Denmark	2	12.7	110,000	69.3%	56.5%	20.56	20.93
United Kingdom	2	21.0	102,000	58.0%	54.4%	42.72	41.01
Total opened in 2001	25	$ 145.9	1,342,000	65.7%	49.9%	$ 20.61	$ 20.98
Opened in 2000 and before							
Belgium	14	$ 64.0	855,000	77.0%	76.6%	$ 15.92	$ 15.49
Netherlands	6	34.0	345,000	76.8%	74.7%	21.30	21.65
France	11	54.5	585,000	80.5%	75.6%	25.85	25.89
Sweden	11	59.0	677,000	72.6%	68.2%	20.37	21.01
United Kingdom	5	44.9	274,000	74.3%	74.0%	32.17	30.71
Total opened before 2001	47	$ 256.4	2,736,000	76.4%	73.8%	$ 21.47	$ 21.34
Same Store Total	72	$ 402.3	4,078,000	72.9%	65.9%	$ 21.21	$ 21.25

(1) The actual completed cost of these projects are reported in U.S. dollars translated at the March 31, 2004 exchange rate of $1.22 to the Euro. Operating results (see note (2) below) are reported at the average exchange rate for the quarter ended March 31, 2004 which was $1.25 to the Euro. As these exchange rates are different we believe it does not allow for an accurate measure of property investment yield. However, we believe the application of a constant exchange rate to both the property cost and operating results may provide a more meaningful measure of investment yield.

(2) The amounts have been translated from local currencies at a constant exchange rate using the average exchange rate for 2003.

(3) Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.

**Table 11: SHURGARD STORAGE CENTERS, INC.**
**EUROPEAN DEVELOPMENT**
**European Development Performance Vintage Analysis for three months ended March 31, 2004 and 2003**

| | *(In thousands)* Revenue (2) | | *(In thousands)* Expense (2) (Direct expenses only) | | *(In thousands)* NOI (2) (after leasehold expenses) | |
|---|---|---|---|---|---|---|
| | 3/31/2004 | 3/31/2003 | 3/31/2004 | 3/31/2003 | 3/31/2004 | 3/31/2003 |
| **Opened in 2003** | | | | | | |
| Belgium | $ 60 | $ - | $ 68 | $ - | $ (8) | $ - |
| Netherlands | 296 | - | 620 | - | (358) | - |
| Germany | 141 | - | 503 | - | (362) | - |
| France | 327 | - | 849 | - | (522) | - |
| Sweden | 108 | - | 203 | - | (102) | - |
| Denmark | 98 | - | 121 | - | (23) | - |
| United Kingdom | 312 | - | 452 | 34 | (140) | (34) |
| **Total opened in 2003** | $ 1,342 | $ - | $ 2,816 | $ 34 | $ (1,515) | $ (34) |
| **Opened in 2002** | | | | | | |
| Belgium | $ 146 | $ 89 | $ 157 | $ 155 | $ (11) | $ (66) |
| Netherlands | 813 | 301 | 558 | 571 | 255 | (270) |
| France | 1,099 | 500 | 937 | 718 | 162 | (219) |
| Sweden | 484 | 225 | 277 | 273 | 197 | (58) |
| Denmark | 303 | 45 | 208 | 210 | 95 | (165) |
| United Kingdom | 993 | 254 | 524 | 393 | 412 | (196) |
| **Total opened in 2002** | $ 3,838 | $ 1,414 | $ 2,661 | $ 2,320 | $ 1,110 | $ (974) |
| **New Store Total** | $ 5,180 | $ 1,414 | $ 5,477 | $ 2,354 | $ (405) | $ (1,008) |
| **Same store:** | | | | | | |
| **Opened in 2001** | | | | | | |
| Belgium | $ 131 | $ 102 | $ 75 | $ 86 | $ 56 | $ 16 |
| Netherlands | 1,395 | 1,133 | 697 | 871 | 668 | 232 |
| France | 1,304 | 938 | 644 | 612 | 660 | 326 |
| Sweden | 1,055 | 749 | 573 | 529 | 472 | 210 |
| Denmark | 428 | 346 | 228 | 245 | 200 | 101 |
| United Kingdom | 709 | 643 | 340 | 278 | 369 | 365 |
| **Total opened in 2001** | $ 5,022 | $ 3,911 | $ 2,557 | $ 2,621 | $ 2,425 | $ 1,250 |
| **Opened in 2000 and before** | | | | | | |
| Belgium | $ 2,888 | $ 2,781 | $ 1,050 | $ 1,142 | $ 1,838 | $ 1,639 |
| Netherlands | 1,525 | 1,512 | 490 | 632 | 983 | 863 |
| France | 3,369 | 3,140 | 1,412 | 1,243 | 1,778 | 1,722 |
| Sweden | 2,838 | 2,762 | 1,201 | 1,056 | 1,503 | 1,575 |
| United Kingdom | 1,844 | 1,730 | 810 | 696 | 1,034 | 1,034 |
| **Total opened before 2001** | $ 12,464 | $ 11,925 | $ 4,963 | $ 4,769 | $ 7,136 | $ 6,833 |
| **Same Store Total** | $ 17,486 | $ 15,836 | $ 7,520 | $ 7,390 | $ 9,561 | $ 8,083 |

(2) The amounts have been translated from local currencies at a constant exchange rate using the average exchange rate for 2003.